Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Reports Third Quarter 2007 Revenue Results

SUNNYVALE, Calif., Oct. 23, 2007 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced revenue results for the third quarter ended Sept. 30, 2007.

Net revenues for the third quarter of 2007 were $107.5 million, compared with $99.3 million in the second quarter of 2007 and $116.0 million in the third quarter of 2006.  Product revenues for the third quarter of 2007 were $97.8 million, compared with $90.3 million in the second quarter of 2007 and with $107.5 million in the third quarter of 2006.  Revenues from technology licensing for the third quarter of 2007 were $9.7 million compared with $9.0 million in the second quarter of 2007 and with $8.5 million in the third quarter of 2006.

SST finished the third quarter 2007 with $160.2 million in cash, cash equivalents and short-term investments, a decrease of $7.0 million from the prior quarter.

At this time, the chairman of the audit committee of SST’s Board of Directors has substantially completed a review of the company’s historical stock option practices and related accounting matters with the assistance of independent legal counsel and outside accounting experts. As this review continues, SST does not expect to be in a position to announce additional financial results for the third quarter ended Sept. 30, 2007 until the company has completed the previously announced restatement of its historical financial statements. SST currently expects to file all of its delinquent periodic reports with the Securities and Exchange Commission by the end of 2007.  However, various things could occur that could cause the company to miss that expectation.   Please see the company’s current reports on Form 8-K filed with the Securities and Exchange Commission on March 15, 2007 and July 24, 2007 for further information about the review.

Management Qualitative Comments
“Over the past two years, our technology introduction and product development activities have been in full swing,” said Bing Yeh, president and CEO. “This work has resulted in our introduction of the FlashMate technology and several innovative, higher ASP non-commodity products, such as NANDrive, All-in-OneMemory and MelodyWing wireless audio products.  I am very proud of the results achieved by our engineering and operations teams. The design-in cycle for these products with major accounts will be at least 12 months, therefore we expect to see their impact to our revenue in mid-2008.  We believe that this progress, coupled with positive market conditions and an expansion of low-density NOR flash applications, will create numerous growth opportunities for us in the years ahead.”

Fourth Quarter 2007 Preliminary Revenue Outlook
In the fourth quarter, SST expects to report revenues of between $100 million and $108 million, assuming that continuing levels of stability occur in the U.S. and international economies.

Conference Call Dial-in Information
SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST.  Those wishing to participate in the conference should dial (800) 230-1059, international participants please dial (612) 332-0530, using the password “SST” at approximately 1:20 p.m. PT.  A replay of the call will be available for one week by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 891555.  A webcast replay of the conference call will be available until the next earnings conference call on the company’s web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding the effect of the restatement on SST’s historical financial statements and the timing of the filing of restated and delinquent financial statements.  Important factors that could cause actual results to differ materially include: the conclusions of SST’s management and the conclusions of the independent registered public accounting firm based on the results of its reviews; the time needed by SST’s independent registered public accounting firm to complete its audit, review and other procedures relating to the financial statements and delayed SEC reports and whether that firm will agree with the presentation of financial statements prepared by SST; additional expenses that may be recorded; the amount of the tax benefit and recording of the tax effect,   This news release also contains forward-looking statements regarding memory and non-memory market conditions, SST’s future financial performance, the launch, design cycle and performance of new products, SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, and SST’s ability to bring new products to market, all of which involve risks and uncertainties.  These risks may include timely development, acceptance and pricing of new products, the terms, conditions and revenue recognition issues associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.
###

-- FINANCIAL TABLES TO FOLLOW --

Silicon Storage Technology, Inc. and Subsidiaries
Supplemental Data

	Percentage of			Change in
	Gross Product Revenue			Revenue
				3Q06 to	2Q07 to
	3Q06	2Q07	3Q07	3Q07	3Q07

Product Revenue By Ship-To Location
North America	4%	4%	5%	15%	28%
Total International	96%	96%	95%	(11%)	8%
Europe	9%	6%	7%	(33%)	15%
Japan	10%	8%	9%	(15%)	37%
Korea	7%	9%	7%	(2%)	(18%)
China	39%	35%	38%	(13%)	19%
Taiwan	22%	28%	25%	5%	(3%)
Other Far East	9%	10%	9%	(17%)	(5%)

Product Revenue By Application
Digital Consumer	41%	35%	39%	(15%)	21%
Internet Computing	26%	24%	20%	(32%)	(11%)
Networking	8%	9%	10%	23%	19%
Wireless Communications	25%	32%	31%	14%	7%